Exhibit 10.13

PRIVATE AND CONFIDENTIAL

Employee Name: Pavitar Singh Emp ID: 023 Role: CTO	Date: Sep 20, 2018

Sub: Revision of compensation and terms of employment

Congratulations!

Thank you for your valuable contributions and commitment in achieving Sprinklr objectives and goals. In recognition to your contribution to Sprinklr’s success, we are pleased to inform you that your annual gross salary has been revised to Rs. 2,66,66,000/- (Rupees Two Crore Sixty-Six Lakh Sixty-Six Thousand only OR twenty six million six hundred and sixty six thousand rupees only) with effect from Sep 01, 2018.

In addition, Sprinklr has optimized the salary structure for better tax benefits. You agree that you have read the compensation structure and the revised terms of the employment. You also agree that you are fully aware of the revised compensation plan and the revised terms of employment.

You also agree to provide valid documents to avail the tax benefits as per the Income Tax Act of 1961 to Sprinklr or the agencies authorized to work on behalf of Sprinklr to process the payroll.

P.S. Your salary details are strictly private and confidential and details in this letter must not be disclosed or discussed with others which is against the policy of the company. Please acknowledge your acceptance of the revised terms and revised compensation by signing a duplicate copy of this letter.

Once again, thank you for your valuable contributions to our continued success.

On behalf of Sprinklr India (Pvt) Ltd,	Agreed to and Accepted by:

/s/ Diane Adams	/s/ Pavitar Singh
Diane Adams	Pavitar Singh
Chief Culture & Talent officer

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Terms and Conditions of Employment

1.	Salary / Compensation

Your revised salary will be at the rate of to Rs. 2,66,66,000/- (Rupees Two Crore Sixty-Six Lakh Sixty-Six Thousand only OR Twenty six million six hundred and sixty six thousand rupees only) per year payable in cash in accordance with the Company’s standard payroll schedule for salaried employees (currently once a month), subject to standard withholding and payroll taxes.

Your Annual Gross Compensation will be as set forth on the Compensation Breakup Exhibit (Refer to Annexure A). You are solely responsible for filing return, declarations and implications arising thereof for all personal & income tax purposes and will be governed by the tax laws.

The Company reserves the right to withhold tax at source from any component of your compensation as required by applicable law. The Company shall provide you with evidence of such tax deduction in the manner and within the timeframe required by applicable law. Your compensation is based on your qualification, skill sets and overall experience. Therefore, the compensation payable to you by the company is unique and personal to you and any comparison of the same with those of others will be of no relevance is expected to be held in confidence).

In addition to fixed compensation, you will be eligible to receive an annual discretionary bonus of up to Rs. 1,33,34,000/- (One Crore Thirty-Three Lakh Thirty-Four Thousand rupees only or Thirteen million three hundred and thirty four thousand rupees only). Any bonus paid will be at the discretion of the Board of Directors. The bonus will be contingent on the Company’s overall performance and your personal goals being met. The company reserves the right to amend or withdraw the bonus, at its absolute discretion.

2.	Notice Period

Your employment shall be “at will”, meaning that either you or Company shall be entitled to terminate your Employment at any time. This agreement shall constitute the full and complete agreement between you and the Company on the “at will” nature of your Employment, which may be changed in an express written agreement signed by you and a duly authorized officer of the Company. As Sprinklr India employee, you may resign from Sprinklr India with a written notice period of Thirty (30) days. Sprinklr India however reserves the sole right to waive the notice period or a part thereof or accept payment from you in lieu of such notice period. Similarly, Sprinklr India can terminate your services without assigning any reasons whatsoever by giving Thirty (30) day’s notice in writing or in its sole discretion, by paying salary in lieu of the un-served notice period. Notwithstanding the provisions above, Sprinklr India reserves the right to immediately terminate your services without any notice or compensation in situations including termination for misconduct, or violation of the applicable policies and employment terms of the Company.

You may also become liable to pay damages on account of losses if you leave without serving a notice period during the first year of your employment (including but not limited to payment in lieu of notice), as well as those caused due to expenses incurred in seeking replacements and completing the unfinished work. The company can also withhold issuance of the relieving letter till the acceptance of the resignation letter. Notice to terminate this contract will be accepted by the Company only when it is issued in a form wherein your identity is ascertainable (such as hard copy letter with original signatures and/or email from official email). Notice of termination in electronic form where such identity cannot be ascertained such as SMS, communication over social platform/medium or personal email shall not be accepted as adequate notice of termination for the purposes of this agreement.

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3.	Company Stocks

The Company has established a standard Company Stock Grant and Option Plan (the “Plan”). Once you join, it will be recommended to the Company’s Board of Directors that you be granted options to purchase common equity of the Company in an amount and with vesting terms established by the Board. Such options would be issued at their fair market value and pursuant to the Plan and would have an exercise price and other terms and conditions consistent with the standard terms under such Plan and upon remittance of such taxes as applicable from time to time.

4.	Statutory Benefits

a)	Provident Fund: Statutory related payments like Provident Fund will be deducted from your salary, which would be governed by the relevant statutory laws as may be applicable from time to time.

b)	Gratuity: You will also be eligible for gratuity upon successful completion of the employment of such period as prescribed in such Act from time to time.

5.	Statutory Compliance

Income-tax and Professional Tax will be deducted from your salary, as applicable.

6.	Medical Insurance

You and your dependents will be covered under the Company Mediclaim Policy of upto Rs. 3,00,000/- and Personal Accident Insurance upto Rs. 10,00,000/-.

Dependents include wife, children, Mother, Father, Step Mother, Step father, Step child and In-laws.

7.	Flexible Benefits

During your employment with the Company you will be entitled to participate in all of our then current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

8.	Leave

You will be granted up to 21 paid vacation days per calendar year (prorated for the first calendar year, based upon your Start Date), which vacation days must be used in the year in which they are granted and which otherwise will be granted, and may be used, in accordance with the terms of the Company’s vacation policy in effect from time to time.

9.	Re-designation

The company reserves the right to re-designate you and allocate suitable responsibilities based on the business requirement and company vision and you will be expected to undertake all the responsibilities that may be assigned to you by the company at any time. The company is not bound to give any reason thereof to you.

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10.	Travel

You may be required to undertake travel on the Company’s work, and you will be paid travel expenses for Official work as per the Company’s guidelines.

11.	Transfer of Employment

You agree and acknowledge that your employment can be transferred to any other Sprinklr company, affiliates or a joint venture company currently existing or which may get incorporated in the future whether in India or abroad.

The terms & conditions, policies of such Sprinklr entity, Joint Venture and laws of the land of the new location of employment are applicable from time to time.

12.	Termination

Your employment may be terminated forthwith by the Company by providing a reason, but without prior notice or payment in lieu thereof, if, in the opinion of the Company, you, at any time:

a)	commit any serious or persistent breach of any of the provisions of this appointment letter or any internal rules and regulations of the Company;

b)

do or cause to be done any act, deed, matter or thing otherwise than in the interest of the Company or its affiliates or carry out any illegal act (as per applicable laws) on the Company/client premises or whilst travelling for work or during any Company sponsored event;

c)	breach of the Sprinklr Code of Conduct;

d)	are guilty of any misconduct or neglect in the discharge of your duties or exercise of your powers hereunder or otherwise to or vested in you from time to time;

e)	fail to or neglect in observing and complying fully with all resolutions, regulations, instructions and directions from time to time made or given to you by the Company or its affiliates;

f)	become bankrupt or make any arrangement or composition with your creditors;

g)	become of unsound mind;

h)	are convicted of any criminal offense;

i)	become incapacitated or prevented by illness, accident or any other circumstance from discharging in full your duties.

You agree that the above list is merely an indicative list of activities that could result in termination of your employment, without notice or payment in lieu thereof. Upon termination of your employment for the above said reasons, you shall not be entitled to any compensation from all offices held by you in the Company and any of its subsidiaries and associates other than contractual and statutory dues, calculated up to the last date of employment, except in cases whether statutory deductions are permissible for the act of misconduct carried out by the employee, and you shall forthwith quit, hand over and deliver to the Company or to any person nominated by us for this purpose, use, occupation, control and vacant possession of any of the assets or other movable and immovable property of or belonging to the Company, including, without limitation, the laptop, computer, memoranda, correspondence, notes, records, reports, sketches, plans, letterheads, visiting cards or other documents and any

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copies or reproduction thereof in any medium whatsoever, and all other Confidential Information (pertaining to the Company or its business) whether or not the property was originally supplied to him/ her by the Company; in the event of your failure to do so:

a)

You hereby irrevocably nominate, constitute, appoint and authorize the Company to appoint any person in your name and on your behalf to execute any deeds, document and writings and to do all acts, deeds, matters and things required to give effect thereto; and

b)

Without prejudice to any other right available under law, the Company reserves the right to make reasonable deductions from you and retain any and all amounts due to you including salary, remuneration and compensation and to adjust and deduct there from, any or all amounts due to recoverable from or payable by you to the Company or in case of failure to return all the Company property in your possession, or return it in a damaged state, other than due to normal wear and tear.

13.	Compliance with company policies

You agree at all times to act in a professional and courteous manner and comply with all of the Company’s policies, conditions, and workplace guidelines in force from time to time. You also agreed to comply with all the policies of Sprinklr. You are also required to complete all the mandatory trainings notified to you in any mode of communication electronically. The following are the list of policies which are inclusive, and not limited to be adhered all the time while being on employment with Sprinklr.

a)	Global Employee Handbook

b)	Code of Conduct

c)	Anti-Harassment policy

d)	Prevention of Sexual Harassment Policy

e)	Travel & Expense Policy

f)	IT Policy

g)	Variable Compensation Terms & Conditions and applicable Commission Plan

14.	Code of Conduct

Your employment is also governed by the Sprinklr ‘Code of Conduct’. A copy of the ‘Code of Conduct’ document, which forms part of this offer letter, is attached. This offer is conditional upon your endorsing the ‘Code of Conduct’ document, indicating acceptance to be governed by the terms as laid out and any subsequent changes, during and after your tenure with our company.

You will work for Sprinklr India or its affiliate and adhere to such code of conduct framed by Sprinklr India, in this regards Sprinklr India or its affiliate reserves the right to terminate your employment without any reason or notice on receiving any information on your violation of the code of conduct.

Further you agree to abide by all the Company rules, regulations, instructions, policies, practices, and procedures which the Company may amend from time to time and to indemnify the Company for any loss suffered as a consequence of a breach by you of the Company rules, regulations, instructions, policies, practices and procedures.

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By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s or its clients’ trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s Chief Executive Officer. You also will be required to execute the Company’s Non Disclosure & Confidential Information Agreement annexed to this letter, the terms of which are in addition to the terms of this offer letter. By executing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

This letter together with the Non Disclosure & Confidential Information Agreement contains the entire understanding between you and the Company supersedes all prior agreements and understandings between you and the Company related to your employment, and are governed by the laws of the India and Company laws. This letter may not be modified, changed or altered except in writing signed by you and the Company.

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ANNEXURE – A

SPRINKLR INDIA PRIVATE LIMITED
CTC break-up
		Rs.
	CTC—Per Annum—Fixed Component	2,66,66,000
	CTC—Per month	22,22,167

	Breakup of CTC Per Annum	Rs.
1	Basic	64,00,000
2	Dearness Allowance	32,00,000
3	HRA	38,40,000
4	Mobile and Internet Allowance	24,000
5	Leave Travel Allowance	1,50,000
6	Food Vouchers	26,400
7	Fuel Reimbursements	60,000
8	Professional Development Allowance and Books and Periodicals	60,000
9	Special Allowances	1,28,84,000
10	Employer’s Contribution to PF	21,600

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Non-Disclosure, Non-compete & Confidential Information Agreement

As a condition of employment, you accept the following non-disclosure requirements:

a)

Except as reasonably required in the performance of your authorized duties, you covenant that you shall not any time during this employment or at any time after your employment has terminated disclose or reveal to any person or otherwise make use of confidential information including any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or affairs of the Company, SPRINKLR, SPRINKLR Indian Liaison Office or any of SPRINKLR’s subsidiaries, any third party, customer, or associates or any official communication made to you, in the course of your employment, in any form or manner, which may come to your knowledge during your employment hereunder

b)	You further covenant to take all reasonable action to prevent unauthorized use or disclosure of any confidential information

The foregoing does not apply to:

(1) Information that by means other than your deliberate or inadvertent disclosure becomes well known or is readily ascertainable by the public;

(2) Disclosures compelled by judicial or administrative proceedings following your diligent challenge to such disclosure having afforded us the opportunity to participate in the proceedings;

a)

All notes, data, information and/or memoranda of any nature and in particular the confidential information which shall be acquired, received or made by you during the course of this employment shall be surrendered by you to the Company at the termination of employment or at the request of the Company at any time during the course of employment or at any time thereafter. Confidential Information includes any or all confidential, proprietary, or trade secret information and materials of the Company, its shareholders, the Company’s affiliates, or Company’s business to which you gain access, whether or not marked confidential, and whether disclosed by the Company or otherwise observed or learned by you, including without limitation all trade / business secrets, technical knowledge or know-how, business / customer / financial information, training materials, business and marketing plans, flow charts, methods, pricing policies, contracts, procedures, information, employee and contractor information, and all other concepts, ideas, inventions, know-how, data or information used in the business of the Company or its clients or their affairs, that are confidential to the Company, the shareholders and the Company’s affiliates or their vendors or participants, regardless of form; and also includes the terms and conditions of your employment, including the salary and other benefits paid to you.

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(1)	Conflict of Interest

During the course of employment, you shall work exclusively for the Company or its affiliates or any third party (under the written instruction from the Company’s competent authority), and shall not engage yourself either directly or indirectly, wholly or partly either for monetary or non-monetary benefits as an employee, consultant, owner or promoter, in any trade, business, occupation, and assignment for any other company or firm unless prior written permission is given by your manager for you to undertake any work, including freelance writing, outside of the Company and its group entities.

You shall not perform any services for any competitor of the Company or any associate/affiliate of a competitor at all times, nor shall you otherwise serve any conflicting interest unless the Company first consents in writing.

(2)	Non-Solicitation

You shall not, during the course of your employment and for a period of 12 months(Twelve months) from the date your employment terminates for whatsoever reason: -

a)

Recruit, solicit, entice, assist, engage in or otherwise undertake (whether directly or indirectly) any activity with a view to recruiting any person then employed or under offer of employment by the Company or its affiliates to join you in providing services to or becoming involved in any business activity in which you are involved outside the Company; or

b)	Induce (whether directly or indirectly) any such person to breach their contract of employment with the Company or any of the group companies.

c)	Engage directly or indirectly with employees, Clients, Agencies or Channel Partners of the company.

d)

You shall not, directly or indirectly, disclose to any person, firm or corporation the names or addresses of any of the customers or clients of the Company or any other information pertaining to them. Neither shall you call on, solicit, take away, or attempt to call on, solicit, or take away any customer of the Company on whom You have called or with whom You became acquainted during the term of your employment, as the direct or indirect result of your employment with the Company

(3)	Non-Compete

a)

You agree that at no time during the course of your employment and twelve (12) months after the termination of employment or ceases to be employed by the company not to work for or provide any services to any competitor of the Company. Neither shall you engage in any competitive activity with respect to the Company. Competitive activity includes, but is not limited to, forming or making plans to form a business entity to directly or indirectly compete with any business of the Company which eventually lead to market competition with the company. This provision does not prevent You from seeking or obtaining employment or other forms of business relationships with a competitor after (12) months from the time of your termination of employment or ceases to be employed with the Company so long as such competitor was in existence prior to the termination of your relationship with the Company and You were in no way involved with the organization or formation of such competitor.

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b)

The Employee shall not, during his employment by the Company, directly or indirectly, induce or seek to induce any employee of the Company to leave that company’s employment, whether or not this would be a breach of contract on the part of such employee.

c)

The restriction contained in this clause 3 is considered reasonable by the Company and the employee and is intended to be separate and severable. In the event that any of these restrictions shall be held void, but would be valid if part of the wording thereof were deleted or amended such restriction shall apply with such deletion or amendment as may be necessary to make it valid and effective

(4)	Confidentiality

a)

As the Chief Technology Officer of the Company, you will of course have access to and be entrusted with confidential information relating to the technology, business and financing and affairs of the Company and its subsidiary companies. “Confidential Information” for these purposes includes but is not limited to:

a.1) The confidential information of great decision business strategy, business, target, business planning or operation policy;

a.2) Any information of clients, co-operators or other related persons or entities of the Company which is negotiated or being carried out, including without limitation, the list, liaison and business information of such customers, co-operators or related persons or entities;

a.3) Any undisclosed financing information including budget report, financing report, statistics report, price and expense, service provider information;

a.4) Any commercial information including internal contract, agreement, letter of intents, memorandum, feasibility report;

a.5) Any meeting record, internal rule and regulation, operation process;

a.6) Any employment and appointment information including personnel file, remuneration information;

a.7) Any confidential information which you shall bear the non-disclosure obligation for a third party in accordance with the legal or contractual requirements; and

a.8) Any other information which the Company determines at its reasonable discretion to be confidential and which has been communicated to you.

b)	The Employee shall not at any time (either during or after his employment)

b.1) Divulge any Confidential Information to any person, firm or company or use or exploit it in any way whatsoever (unless this is done for the benefit of the Company and its subsidiary companies); and

b.2) Through any failure to exercise reasonable care and diligence, cause or permit any unauthorized use or disclosure of any Confidential Information.

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c)	The restrictions set out in this Clause 4 do not apply to

c.1) Any disclosure made in pursuance of his duties as director or which is authorized by the Board;

c.2) Any disclosure made in accordance with a legal obligation or required by the order of a court of competent jurisdiction or an appropriate regulatory authority; and

c.3) Any information which becomes available to the public generally other than as a result of his actions or default.

c.4) It is agreed that the undertakings in this Paragraph 6 are given to the company for itself and for the benefit of and as trustee for its subsidiary companies

(5)	Assignment of Inventions & Intellectual Property

a)

As the Chief Technology Officer of the company, you acknowledge that all intellectual property rights( including copyright, trade or service marks(registered and unregistered), patent right and any other similar rights or corresponding application rights)(“Intellectual Property Rights”) to any works, inventions, discoveries and design improvements(“Inventions”) created, developed or discovered as the Chief Technology Officer during your employment belongs solely to the company.

b)

You are hereby undertakes to execute such documents as may be required by the company to confirm the company’s ownership of the inventions and the underlying Intellectual property rights and to enable the company (or to the company’s nominated persons) to obtain the full benefit of such inventions and Intellectual Property rights without any payment to you.

The work product generated by you while performing the services during the term of your employment, including all electronic data, pictures, graphics, papers, worksheets, logs, records, reports, documents, training material and other materials developed or prepared by you, shall be the sole and exclusive property of the Company. If at any time in the course of your employment under this Letter of Appointment, you make or discover or participate in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business of the Company or its affiliates, full details of the Intellectual Property shall immediately be disclosed in writing by you to the Company and the Intellectual Property shall be the absolute property of the Company. At the request and expense of the Company, you shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage (as decided by the Company), and shall execute all documents and do all things which may, in the opinion of the Company, be necessary or desirable for obtaining patent or other protection for the Intellectual Property and for vesting the same in the Company.” For the terms of this Letter of Appointment, Intellectual Property means all intellectual and industrial property and all rights therein including, without limiting the generality of the foregoing, all inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade mark applications, trade names, websites, internet domain names, logos, slogans, know-how, trade secrets, processes, designs (whether or not registered and whether or not design rights subsist in them), works in which copyright may subsist (including computer software and preparatory and design materials therefore).

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(6)	Personal Data Protection

By signing this Letter of Appointment you agree to the Company holding and processing, both electronically and manually, the personal data it collects in relation to you. This will be done for the purposes of the administration and management of its employees and for compliance with applicable procedures, laws and regulations. This personal data may be help offshore. You also consent to the transfer, storage and processing by the Company of such data to third parties (under instruction from companies) and associate/ affiliate companies both inside and outside India.

(7)	Indemnity

You shall, at all times, indemnify and keep indemnified the Company, its directors, officers, employees and other personnel and that of its affiliates against all sums whether by way of claims, demands, damages, costs, charges or expenses paid or incurred by the Company and its affiliates in or in connection with any action, claim, proceeding or demand instituted or made against the Company and its affiliates caused or occasioned by your breach, failure, default or neglect, in the opinion of the Company, to observe and comply fully with the terms and conditions your employment herein contained.

(8)	Warranty

By signing this letter, you confirm, that: (i) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would in any way impact your ability to perform the position offered to you; and (ii) you have not taken (or failed to return) any confidential information belonging to any prior employer or any other entity.

(9)	Injunctive Relief

You hereby acknowledge (1) that the Company will suffer irreparable harm if You breach your obligations under this Agreement; and (2) that monetary damages will be inadequate to compensate the Company for such a breach. Therefore, if You breach any of such provisions, then the Company shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provisions.

(10)	Change to this Agreement

You acknowledge that this condition of employment may not be altered or its obligations excused except by a written document signed by a corporate officer of the Company or the Chief Culture & Talent officer.

(11)    Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions to the extent enforceable shall nevertheless be binding and enforceable.

(12)	Miscellaneous

a)	Governing law: This Agreement shall be governed by and construed in accordance with the Laws of India.

b)

Jurisdiction: In relation to any legal action or proceedings arising out of or in connection with this Agreement, both the parties irrevocably submit to the exclusive jurisdiction of the courts in Bangalore, India.

c)

Dispute Resolution: All disputes, differences or questions arising between the parties or concerning or connected with the interpretation or implementation of this Letter of Appointment (“Dispute”), shall at the first instance be resolved through good faith consultation, which consultation shall begin promptly after a party has delivered to the other party a written request for such consultation. If the parties are unable to resolve the Dispute within 30 days of

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commencement of consultation proceedings, the Dispute shall be settled submitted to and settled by arbitration in accordance with the Indian Arbitration and Conciliation Act, 1996. The venue for arbitration shall be Bangalore, India and the language used in the arbitral proceedings shall be English. The parties shall mutually agree to choose a person to be the arbitrator. The decision of such arbitrator shall be final and binding on the parties.

d)	Previous agreement: *This Agreement supersedes in its entirety and replaces all prior agreements, correspondences, understanding, whether oral or written, between the Company and Employee.

On behalf of Sprinklr India (Pvt) Ltd,	Agreed to and Accepted by:
/s/ Diane Adams	/s/ Pavitar Singh
Diane Adams	Pavitar Singh
Chief Culture & Talent officer

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AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of August 28, 2019, by and between Sprinklr, Inc., a Delaware corporation (the “Company”) and Pavitar Singh (“Executive”).

WHEREAS, Executive and the Company are party to a written agreement governing the terms and conditions of Executive’s employment with the Company or one of its affiliates (the “Employment Agreement”);

WHEREAS, the Company has adopted the Sprinklr, Inc. Severance and Change in Control Plan, effective May 1, 2019 (the “Executive Severance Plan”); and

WHEREAS, Section 1(l) of the Plan provides that the Executive Severance Plan does not apply to an executive who is party to an individual contractual arrangement with the Company relating to the provision of severance benefits (unless such individual contract has been superseded by the Executive Severance Plan); and

WHEREAS, the Company and Executive desire to enter into this Amendment to amend certain terms of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.    Executive Severance Plan Controls. You agree that any provision of your Employment Agreement regarding severance and/or change in control benefits are hereby superseded by the Executive Severance Plan, and any such provision of your Employment Agreement shall hereafter have no force or effect.

2.    Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

3.    Governing Law. This Amendment shall be construed and interpreted in accordance with the same choice of laws provision that applies under the Employment Agreement.

4.    Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.

[Signature page follows]

Signature Page to Amendment to Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

SPRINKLR, INC.

By	/s/ Diane Adams
Name:	Diane Adams
Title:	Chief Cultue & Talent Officer

ACCEPTED AND AGREED:

/s/ Pavitar Singh
Pavitar Singh

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